CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2021, relating to the financial statements and financial highlights of Main BuyWrite Fund, a series of Northern Lights Fund Trust IV, for the year ended November 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedres for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 24, 2021